EXHIBIT 99.1
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     Spectra Site
Getting Networks on Air


CONTACT:  Investor Relations Department
          919-466-5492
          investorrelations@spectrasite.com
          ---------------------------------

                       SPECTRASITE COMPLETES ACQUISITION
                 OF 191 TOWERS FROM SBC AS PART OF LAST CLOSING


CARY, NC, AUGUST 16, 2004 - SpectraSite, Inc. (NYSE: SSI), one of the largest wireless tower operators in the United States, announced today that it has completed the last closing in its acquisition of the leasehold and sub-leasehold interests in 191 wireless communications towers from affiliates of SBC Communications.

At the last closing, consummated today, SpectraSite acquired the leasehold and sub-leasehold interests in 191 towers for total cash consideration of approximately $50 million. Over the last six quarters SpectraSite has acquired the leasehold and sub-leasehold interests in 319 towers for total cash consideration of approximately $84 million.

In describing the last closing with SBC, Stephen H. Clark, President and CEO of SpectraSite stated, "We are pleased that we have completed our purchase contract with SBC and are delighted by the quality of the assets we have acquired. On average the 319 towers were acquired at less than ten times current year Adjusted EBITDA multiples. Given the major metropolitan market concentration of the 3,025 towers we have acquired from SBC since December 14, 2000, we have every expectation that the SBC portfolio will continue to perform exceptionally well. With the completion of the last SBC closing we now expect to begin executing under our $175 million stock repurchase program which we announced on July 28, 2004."

In connection with the last closing, SpectraSite expects to recognize as Other Income a one time gain associated with the elimination of Liabilities Under SBC Agreement included in the Company's balance sheet and further referenced in footnote one of its Form 10-Q filed July 28, 2004.

ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At June 30, 2004, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,604 towers and in-building sites primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's financial outlook, future expectations, financial and operating projections, plans and strategies, its share repurchase program and the trading markets for its securities. These forward-looking statements are subject to a number of

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risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the Company's substantial capital requirements and debt, (ii) market conditions, (iii) the Company's dependence on demand for wireless communications and related infrastructure, (iv) competition in the communications tower industry, including the impact of technological developments, (v) consolidation in the wireless industry, (vi) future regulatory actions, (vii) conditions in its operating areas and (viii) management's estimates and assumptions included in the Company's 2004 Outlook. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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